Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Joel Brooks	Kim Sutton Golodetz
Chief Financial Officer	(kgolodetz@lhai.com)
(jbrooks@senesco.com)	Anne Marie Fields
(732) 296-8400	(afields@lhai.com)
212-838-3777

SENESCO TECHNOLOGIES ENTERS INTO $2.3 MILLION EQUITY FINANCING

NEW BRUNSWICK, N.J. (October 11, 2006) — Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) today announced that on October 10, 2006 it entered into a definitive purchase agreement for the issuance and sale of 1,986,306 shares of its common stock at the closing price of the common stock as of October 9, 2006, expecting to raise approximately $2.3 million in gross proceeds.  Approximately $1.5 million of the private placement will be invested by certain members of the Company’s Board of Directors, with the balance from certain institutional and accredited investors.  In connection with their participation in the private placement, these investors will receive warrants to purchase 993,153 shares of common stock with an exercise price equal to 110% of the common stock purchase price.  In connection with this private placement, Senesco has agreed to file a registration statement on Form S-3 by November 10, 2006 to register the shares of common stock and the shares underlying the warrants.  The private placement is expected to close on or about today.

The proceeds from the private placement will be used for the Company’s ongoing preclinical research programs in cancer and inflammatory diseases, as well as general operating expenses.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares of common stock have been sold pursuant to an exemption from state and federal securities laws.

About Senesco Technologies, Inc.

Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if its technology is applicable in human medicine. Accelerating apoptosis may have applications to the development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others. Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates the onset of cell death. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables. In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, N.J.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the closing of the private placement;  the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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